Filed pursuant to Rule 433(d)

Registration No. 333-148662

Dated January 5, 2009

FINAL TERM SHEET

Issuer:	PacifiCorp

Ratings*:	2019 Bonds: A3 / A- / A- (stable / watch negative / stable)
2039 Bonds: A3 / A- / A- (stable / watch negative / stable)

Security Type:	First Mortgage Bonds due 2019
First Mortgage Bonds due 2039

Legal Format:	SEC Registered

Principal Amount:	2019 Bonds: $350,000,000
2039 Bonds: $650,000,000

Coupon:	2019 Bonds: 5.50%
2039 Bonds: 6.00%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on July 15, 2009.

Trade Date:	January 5, 2009

Settlement Date:	January 8, 2009 (T+3)

Maturity:	2019 Bonds: January 15, 2019
2039 Bonds: January 15, 2039

Treasury Benchmark:	2019 Bonds: 3.75%, November 15, 2018
2039 Bonds: 4.375%, February 15, 2038

US Treasury Spot:	2019 Bonds: 110-31+
2039 Bonds: 127-08+

US Treasury Yield:	2019 Bonds: 2.486%
2039 Bonds: 2.969%

Spread to Treasury:	2019 Bonds:+310 basis points
2039 Bonds:+310 basis points

Re-offer Yield:	2019 Bonds: 5.586%
2039 Bonds: 6.069%

Price to Public (Issue Price):	2019 Bonds: 99.345% of principal amount
2039 Bonds: 99.050% of principal amount

Optional Redemption:	2019 Bonds: Make-Whole Call at T+50 basis points
2039 Bonds: Make-Whole Call at T+50 basis points

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Bookrunners:	Barclays Capital Inc.
Banc of America Securities LLC
BNP Paribas Securities Corp.
Greenwich Capital Markets, Inc.

Co-Managers:	Wedbush Morgan Securities Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

CUSIP / ISIN:	2019 Bonds: 695114 CK2 / US695114CK20
2039 Bonds: 695114 CL0 / US695114CL03

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275, ext. 2663, Banc of America Securities LLC at 1-800-294-1322, BNP Paribas Securities Corp. at 1-800-854-5674 or Greenwich Capital Markets, Inc. at 1-866-884-2071.